Exhibit 99.3

RIDENOW GROUP AND AFFILIATES

COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

RideNow Group and Affiliates

Table of Contents

Years Ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm	1
Combined Balance Sheets	2
Combined Statements of Operations	3
Combined Statements of Owners’ Equity	4
Combined Statements of Cash Flows	5
Notes to Combined Financial Statements	6

i

Report of Independent Registered Public Accounting Firm

Management and Board of Directors

RideNow Group and Affiliates

Chandler, Arizona

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of RideNow Group and Affiliates (the “Company”) as of December 31, 2020 and 2019, and the related combined statements of income, changes in owners’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements. In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the combined financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Dixon Hughes Goodman LLP

We have served as the Company’s auditor since 2020.

Atlanta, GA

April 6, 2021

RideNow Group and Affiliates

Combined Balance Sheets

December 31, 2020 and 2019

	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$3,905,686	$4,980,718
Contracts in transit	10,736,791	10,554,704
Accounts receivable, net	10,023,174	9,851,225
Accounts receivable – related parties	84,535,861	34,211,546
Inventories, net	109,749,521	216,990,595
Prepaid expenses	1,625,109	1,775,528
Total current assets	220,576,142	278,364,316

Right-of-use assets	71,280,471	59,845,283
Property and equipment, net of accumulated depreciation	23,705,230	23,099,316
Goodwill	55,294,222	54,988,384
Note receivable – related party	1,264,425	1,184,043
Other non-current assets	288,758	732,250
Total Assets	$372,409,248	$418,213,592

LIABILITIES AND OWNERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$36,806,476	$31,587,231
Accounts payable – related parties	27,615,211	19,080,916
Floor plan notes payable	68,533,679	162,975,930
Revolving line of credit	-	18,000,000
Current portion of operating lease liabilities	15,755,805	14,693,192
Current portion of financing lease liabilities	4,059,496	3,163,199
Current portion of notes payable – related parties	504,000	6,569,584
Current portion of note payable – other	8,093,444	2,495,170
Total current liabilities	161,368,111	258,565,222

Long-term liabilities
Notes payable – related parties	6,907,322	7,499,949
Long-term portion of operating lease liabilities	57,473,929	47,244,420
Long-term portion of financing lease liabilities	14,550,947	13,464,666
Note payable- PPP loans	16,923,759	-
Note payable – other	985,052	6,856,727
Other long-term liabilities	4,779,112	6,820,000
Total liabilities	262,988,232	340,950,984

Owners’ equity	109,421,016	77,762,608

Total liabilities and owners’ equity	$372,409,248	$418,213,592

See accompanying Notes to Combined Financial Statements

RideNow Group and Affiliates

Combined Statements of Operations

For the Years Ended December 31, 2020 and 2019

	2020	2019
Revenue
New vehicles	$515,823,974	$397,717,879
Used vehicles	146,325,260	132,805,032
Service, parts and others	164,895,944	151,849,099
Finance and insurance, net	71,845,220	53,868,710
Total revenue	898,890,398	736,240,720

Cost of Sales
New vehicles	429,345,954	355,214,641
Used vehicles	122,306,144	116,104,217
Service, parts and others	91,017,529	83,372,418
Total cost of sales	642,669,627	554,691,276

Gross profit	256,220,771	181,549,444

Selling, general and administrative expenses	154,520,040	137,201,905

Depreciation and amortization expenses	4,087,914	3,752,922

Operating income	97,612,817	40,594,617

Other Income (Expense)
Floor plan interest expense	(3,051,930)	(5,528,416)
Interest expense – other	(3,904,879)	(4,551,687)
Interest income	840,454	986,756
Management fee expense	-	-
Miscellaneous income	1,126,614	1,215,627
Total other (expense)	(4,989,741)	(7,877,720)

Net income	$92,623,076	$32,716,897

See accompanying Notes to Combined Financial Statements

RideNow Group and Affiliates

Combined Statements of Owners’ Equity

For the Years Ended December 31, 2020 and 2019

Owners’ Equity
Balance at December 31, 2018	$69,563,076
Contributions	15,052,445
Distributions	(39,569,810)
Net income	32,716,897

Balance at December 31, 2019	$77,762,608
Contributions	6,406,309
Distributions	(67,370,977)
Net income	92,623,076

Balance at December 31, 2020	$109,421,016

See accompanying Notes to Combined Financial Statements

RideNow Group and Affiliates

Combined Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$92,623,076	$32,716,897
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of property and equipment	270,722	47,486
Depreciation and amortization	4,087,914	3,752,922
Provision for allowance for doubtful accounts	130,989	(141,900)
(Increase) decrease in assets, net of effects from business combinations:
Contracts in transit	(182,087)	738,127
Accounts receivable	(302,938)	(291,104)
Accounts receivable – related parties	(50,324,315)	(12,286,225)
Inventories	111,209,190	(17,189,741)
Prepaid expenses	150,420	(497,131)
Other assets	466,736	(495,390)
Increase (decrease) in liabilities, net of effects from business combinations:
Floor plan payable, net	(97,241,343)	(5,894,357)
Accounts payable	2,357,548	118,372
Payables to related parties	8,534,295	-
Accrued liabilities	(2,040,889)	1,119,304
Net cash provided by operating activities	69,739,318	1,697,260

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,101,473)	(2,774,476)
Proceeds from sale of property and equipment	106,289	239,189
Purchase of net assets through business combination	(1,748,842)	(4,638,218)
Net cash used in investing activities	(3,744,026)	(7,173,505)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of notes receivables	(195,529)	(437,480)
Payments received on notes receivables	115,147	618,016
Proceeds from borrowings from related party	3,600,000	2,375,820
Payments of borrowings from related party	(10,258,211)	(6,050,762)
Net proceeds from vehicle Floor Plan payable - non-trade	-	16,765,713
Proceeds from revolving line of credit	13,000,000	65,000,000
Payments of revolving line of credit	(31,000,000)	(47,000,000)
Payments of borrowings from bank	(2,285,714)	(2,437,004)
Payments on other notes payable	(103,157)	-
Proceeds from PPP loans	19,039,229	-
Net change in finance lease liabilities	1,982,579	(566,024)
Contributions from owners	6,406,309	15,052,445
Distributions to owners	(67,370,977)	(39,569,810)
Net cash (used in) provided by financing activities	(67,070,324)	3,750,914

DECREASE IN CASH AND CASH EQUIVALENTS	(1,075,032)	(1,725,331)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	4,980,718	6,706,049

CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,905,686	$4,980,718

See accompanying Notes to Combined Financial Statements

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

RideNow Group and Affiliates, a non-legal entity, (“RideNow” or “The Group” or the “Company”) is a collection of franchised dealerships operating in the powersports industry. The Group is engaged in the sale of new and used motorcycles, all-terrain vehicles, personal watercraft, other powersports vehicles, and related products and services, including repair and maintenance services, parts and accessories, riding gear, and apparel. As of December 31, 2020, RideNow owned and operated more than 45 retail dealerships in the United States, predominately in the Sunbelt region. The core brands sold by RideNow are Harley-Davidson, Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph, which are sold through franchise dealer agreements.

Basis of Presentation

The Combined Financial Statements include the accounts of the following affiliated companies: CMG Powersports Inc., America’s Powersports, Inc., Woods Fun Center, LLC, San Diego House of Motorcycles, LLC, APS of Oklahoma, LLC, APS of Georgetown, LLC, APS of Ohio, LLC, APS of Texas, LLC, C&W Motors, Inc., BJ Motorsports, LLC, Coyote Motorsports - Allen, LTD, Coyote Motorsports - Garland, LTD, East Valley Motorcycles, LLC, Glendale Motorcycles, LLC, JJB Properties, LLC, Metro Motorcycle, Inc., RideNow Carolina, LLC, RideNow, LLC, Ride USA, LLC, Top Cat Enterprises, LLC, Tucson Motorcycle, Inc., Tucson Motorsports, Inc., YSA Motorsports, LLC, RN Tri-Cities, LLC, ECHD Motorcycles, LLC, IOT Motorcycles, LLC, RideNow 6 Garland, LLC, RideNow Gainesville, LLC, RNKC, LLC, RNMC Daytona, LLC, TC Motorcycles, LLC, Ride Now 5 Allen, LLC, RHND Ocala, LLC and Bayou Motorcycles, LLC.

These combined financial statements were prepared on a combined basis using the accrual method of accounting. All transactions and accounts between and among the combined entities have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements. RideNow bases its estimates and judgments on historical experience and other assumptions that management believes are reasonable. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ materially from these estimates. RideNow periodically evaluates estimates and assumptions used in the preparation of the financial statements and make changes on a prospective basis when adjustments are necessary. The critical accounting estimates made in the accompanying Combined Financial Statements include certain assumptions related to goodwill and other intangible assets. Other significant accounting estimates include certain assumptions related to long-lived assets, assets held for sale, accruals for chargebacks against revenue recognized from the sale of finance and insurance products, certain legal proceedings, and estimated tax liabilities. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the accompanying 2019 combined financial statements included herein to conform to the 2020 presentation. These reclassifications had no material effect on the financial position of RideNow.

Cash and Cash Equivalents

RideNow considers all highly liquid investments with a maturity of three months or less as of the date of purchase to be cash equivalents unless the investments are legally or contractually restricted for more than three months. Under RideNow’s cash management system, outstanding checks that are in excess of the cash balances at certain banks are included in Accounts Payable in the Combined Balance Sheets and changes in these amounts are reflected in operating cash flows in the accompanying Combined Statements of Cash Flows.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Inventories

Inventories, consisting of new units, are stated at the lower of cost or net realizable value on a specific identification basis. Parts and accessories inventories are stated at the weighted average cost. Used units and other inventories are stated at the lower of cost or wholesale net realizable values on a specific identification basis, as determined by management.

Credit Risk

Financial instruments which potentially subject RideNow to concentrations of credit risk consist principally of cash in financial institutions that, at times, may exceed FDIC insurance limits. At various times during the year, the cash in bank balances exceed the federally insured limits. Management believes there are no unusual risks associated with current depository institutions.

Credit risk with respect to accounts receivable is limited due to the large number of customers comprising RideNow’s customer base. RideNow performs ongoing credit evaluations of its customer’s financial condition and generally requires no collateral from its customers.

Contracts in Transit

Contracts in transit are proceeds to be received on sales contracts from financing institutions.

Accounts Receivable

Accounts receivable are uncollateralized obligations for major units, parts, service, and warranty work. Accounts receivable are stated at the invoice amount. Payments of accounts receivable are applied to the specific invoices identified on the customer’s remittance advice or, if unspecified, to the earliest unpaid invoice.

Factory receivables which are included in accounts receivable represent amounts due primarily from manufacturer holdbacks, rebates, co-op advertising, warranty, and supplier returns.

RideNow provides an allowance for doubtful accounts equal to estimated uncollectible amounts. RideNow’s estimate is based on historical collection experience and a review of the current status of accounts receivable. It is reasonably possible that RideNow’s estimate of the allowance for doubtful accounts will change. Bad debt expense is included as a component of general and administrative expenses in the Combined Statements of Income.

Property and Equipment

Property and equipment are recorded at cost and depreciated over the lesser of their estimated useful lives or lease terms, ranging from 3 to 20 years, using the straight-line method. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the results of operations. Repairs and maintenance charges that do not increase the useful lives of the assets are charged to operations as incurred.

Goodwill and Other Intangible Assets, net

RideNow acquisitions have resulted in the recording of goodwill and other intangible assets. Goodwill is an asset representing operational synergies, franchise rights and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Other intangible assets represent non-compete agreements entered into with sellers from acquired businesses.

RideNow does not amortize goodwill. Goodwill is tested for impairment annually or more frequently when events or changes in circumstances indicate that impairment may have occurred. RideNow elected to perform a quantitative goodwill impairment test for its reporting units as of December 31, 2020 and 2019, and no goodwill impairment charges resulted from the testing.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Other intangible assets identified include non-compete agreements which are intangible assets with definite lives and are carried at the acquired fair values less accumulated amortization. The non-compete agreements are amortized over the estimate useful lives.

Impairment of Long-Lived Assets

RideNow reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount, or the fair value less costs to sell.

Revenue Recognition

Revenue consists of the sales of new and used recreational vehicles, commissions from related finance and insurance products, sales of parts and services, and sale of other products. See Note 3 for a summary of the significant accounting policies related to revenue recognition.

Advertising

Advertising costs are expensed during the year in which they are incurred. Advertising expense for the years ended December 31, 2020 and 2019 was approximately $6,717,000 and $7,198,000, respectively.

Income Taxes

RideNow and its affiliates’ taxable income or loss is included in the tax returns of its shareholders. Therefore, no provision for income taxes is recorded in these Combined Financial Statements. RideNow has evaluated its tax positions and determined it has no uncertain tax positions as of December 31, 2020 and 2019.

Sales and Excise Tax

RideNow collects certain taxes from customers and remits to governmental authorities. RideNow’s accounting policy is to exclude the taxes collected and remitted to the governmental authorities from revenue and costs of sales.

Government Regulations

All of RideNow’s facilities are subject to federal, state, and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does it expect such compliance to have, any material effect on the capital expenditures, net income, financial condition, or competitive position of RideNow. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal and state requirements.

Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) under its Accounting Standards Codification (“ASC”) or other standard setting bodies.

Revenue from Contracts with Customers

RideNow adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU, collectively referred to as Accounting Standards Codification (ASC) Topic 606, which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope. RideNow’s goods and services that fall within the scope of Topic 606 are recognized as revenue when promised goods or services are transferred to customers in amounts that reflect the consideration to which RideNow expects to be entitled in exchange for those goods or services.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

RideNow adopted the accounting standard effective January 1, 2018, using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods recorded an increase to retained earnings of approximately $737,000.

Accounting for Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update (ASC Topic 842) that amends the accounting guidance on leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The FASB also subsequently issued amendments to the standard, including providing an additional and optional transition method to adopt the new standard, described below, as well as certain practical expedients related to land easements and lessor accounting.

The accounting standard update originally required the use of a modified retrospective approach reflecting the application of the standard to the leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements with the option to elect certain practical expedients. A subsequent amendment to the standard provides an additional and optional transition method that allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. RideNow adopted this accounting standard effective January 1, 2018, using the optional transition method with no restatement of comparative periods.

RideNow elected certain practical expedients available under the transition guidance within the new standard, which among other things, allowed it to carry forward the historical lease classification of RideNow’s existing leases. RideNow did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to RideNow. The new standard also provides practical expedients for an entity’s ongoing accounting. RideNow elected the short- term lease recognition exemption for all leases that qualify. As a result, for those leases that qualify, RideNow will not recognize ROU assets or lease liabilities, and RideNow did not recognize ROU asset or lease liabilities for existing short-term leases of those assets in transition. RideNow also elected the practical expedient to not separate lease and non-lease components of leases for the majority of RideNow classes of underlying assets.

NOTE 2	BUSINESS ACQUISITION

On May 4, 2020, RideNow closed on a business acquisition with Daytona Fun Machines, Inc., a Florida dealership, for a cash payment of $1,306,617 pursuant to an asset purchase agreement subject to adjustments for working capital and escrow provisions. Daytona Fun Machines, Inc. sells and services motorcycles, powersports and marine products manufactured by American Honda Motor Company, Yamaha Motor Corporation, Kawasaki Motors Corp. and Bombardier Recreational Products Inc. The acquisition qualified as a business combination and was accounted for using the acquisition method of accounting.

On May 5, 2020, RideNow closed on a business acquisition with Volusia Motorsports, Inc., a Florida dealership, for a cash payment of $442,225 pursuant to an asset purchase agreement subject to adjustments for working capital and escrow provisions. Volusia Motorsports, Inc. sells and services Polaris, Slingshot, KTM and Star EV motorcycles/scooters, all-terrain vehicles, utility vehicles and golf carts manufactured and distributed by Polaris Industries Inc., KTM North American, Inc. and JH Global Services, Inc. The acquisition qualified as a business combination and will be accounted for using the acquisition method of accounting.

During 2019, RideNow acquired the assets and assumed certain liabilities of Crystal Motorcycle Ocala LLC, in order to further expand operations in the Florida market. During 2018, RideNow acquired the assets and assumed certain liabilities of Cycle Mart LP, Deen Implement Co, and Moving Forward Arizona LLC in order to further expand operations in Texas and Arizona markets.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

All acquisitions were accounted for as business combinations under the acquisition method of accounting. The results of operations of the acquired stores are included in the Combined Financial Statements from the date of acquisition.

The following table summarizes the consideration paid in cash for the acquisitions and the amount of identified assets acquired and liabilities assumed as of the acquisition date.

	2020	2019
Cash paid, net of cash acquired	$1,748,842	$4,638,218

Assets acquired and liabilities assumed for the year ended December 31,

	2020	2019
Cash	$1,400	$-
Inventories	3,968,116	2,627,975
Property and equipment	244,066	266,539
Other assets	-	102,700
Floor plan notes payables	(2,799,092)	(2,245,471)
Other liabilities	(18,063)	(13,525)
	1,396,427	738,218
Goodwill	352,415	3,900,000
	$1,748,842	$4,638,218

NOTE 3	REVENUE FROM CONTRACTS WITH CUSTOMERS

New and Used Recreational Vehicles

RideNow sells new and used recreational vehicles. The transaction price for a recreational vehicle sale is determined with the customer at the time of sale. Customers often trade in their own recreational vehicle to apply toward the purchase of a retail new or used recreational vehicle. The “trade-in” recreational vehicle is a type of noncash consideration measured at fair value, based on external and internal market data for a specific recreational vehicle, and applied as payment of the contract price for the purchased recreational vehicle.

When RideNow sells a new or used recreational vehicle, transfer of control typically occurs at a point in time upon delivery of the vehicle to the customer, which is generally at the time of sale, as the customer is able to direct the use of, and obtain substantially all benefits from the recreational vehicle at such time. RideNow does not directly finance its customer’s purchases or provide leasing. In many cases, RideNow arranges third- party financing for the retail sale or lease of recreational vehicles to customers in exchange for a fee paid to RideNow by a third-party financial institution. RideNow receives payment directly from the customer at the time of sale or from a third-party financial institution (referred to as contracts-in-transit) within a short period of time following the sale. RideNow establishes provisions, which are not significant, for estimated returns and warranties on the basis of both historical information and current trends.

Parts and Service

RideNow sells parts and vehicle services related to customer-paid repairs and maintenance, repairs and maintenance under manufacturer warranties and extended service contracts, and collision-related repairs. RideNow also sells parts through wholesale and retail counter channels.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Each repair and maintenance service is a single performance obligation that includes both the parts and labor associated with the vehicle service. Payment for each vehicle service work is typically due upon completion of the service, which is generally completed within a short period from contract inception. The transaction price for repair and maintenance services is based on the parts used, the number of labor hours applied, and standardized hourly labor rates. The performance obligation for repair and maintenance service are satisfied over time and create an asset with no alternative use and with an enforceable right to payment for performance completed to date. Revenue is recognized over time based on a direct measurement of labor hours, parts and accessories that are allocated to open service and repair orders at the end of each reporting period. As a practical expedient, the time value of money is not considered since repair and maintenance service contracts have a duration of one year or less. The transaction price for wholesale and retail counter parts sales is determined at the time of sale based on the quantity and price of each product purchased. Payment is typically due at time of sale, or within a short period following the sale. RideNow establishes provisions, which are not significant, for estimated parts returns based on historical information and current trends. Delivery method of wholesale and retail counter parts vary.

RideNow generally considers control of wholesale and retail counter parts to transfer when the products are shipped, which typically occurs the same day as or within a few days of sale. RideNow also offers customer loyalty points for parts and services for select franchises. RideNow satisfies its performance obligations and recognizes revenue when the loyalty points are redeemed. Amounts deferred related to the customer loyalty programs are insignificant.

Finance and Insurance

RideNow sells and receives commissions on the following types of finance and insurance products: extended service contracts, maintenance programs, guaranteed auto protection, tire and wheel protection, and theft protection products, among others. RideNow offers products that are sold and administered by independent third parties, including the vehicle manufacturers’ captive finance subsidiaries.

Pursuant to the arrangements with these third-party providers, RideNow sells the products on a commission basis. For the majority of finance and insurance product sales, RideNow’s performance obligation is to arrange for the provision of goods and services by another party. RideNow’s performance obligation is satisfied when this arrangement is made, which is when the finance and insurance product is delivered to the end customer, generally at the time of the vehicle sale. As agent, RideNow recognizes revenue in the amount of any fee or commission to which it expects to be entitled, which is the net amount of consideration that it retains after paying the third-party provider the consideration received in exchange for the goods or services to be fulfilled by that party.

RideNow’s customers are concentrated in the Sunbelt region. There are no significant judgements or estimates required in determining the satisfaction of the performance obligations or the transaction price allocated to the performance obligations. As revenue are recognized at a point-in-time, costs to obtain the customer (i.e. commissions) do not require capitalization.

Disaggregation of Revenue

The significant majority of RideNow’s revenue is from contracts with customers. In the following tables, revenue is disaggregated by major lines of goods and services and timing of transfer of goods and services. We have determined that these categories depict how the nature, amount, timing, and uncertainty of our revenue and cash flows are affected by economic factors.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Revenue from contracts with customers consists of the following:

	For the Year Ended December 31,
	2020	2019
Revenue:
New vehicle	$515,823,974	$397,717,879
Used vehicle	146,325,260	132,805,032
New and used vehicle	662,149,234	530,522,911

Service, parts and others	164,895,944	151,849,099
Finance and insurance, net	71,845,220	53,868,710
Total revenue	$898,890,398	$736,240,720

Timing of revenue recognition:
Goods and services transferred at a point in time	$796,952,257	$641,370,068
Goods and services transferred over time (1)	101,938,141	94,870,652
Total revenue	$898,890,398	$736,240,720

(1)	Represents revenue recognized during the period for vehicle repair and maintenance services.

NOTE 4	ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of December 31,

	2020	2019
Trade receivables	$3,145,226	$2,830,500
Factory receivables	6,624,129	6,827,863
Other receivables	720,861	803,832
Total accounts receivables	10,490,216	10,462,195
Less: Allowance for doubtful accounts	(467,042)	(610,970)
Accounts receivables, net	$10,023,174	$9,851,225

NOTE 5	INVENTORIES AND VEHICLE FLOOR PLAN PAYABLES

Inventories consisted of the following as of December 31 are as follows:

	2020	2019
New vehicles	$67,416,505	$166,901,387
Used vehicles	22,225,209	26,634,590
Parts, accessories and other	20,107,807	23,454,618
Total cost	$109,749,521	$216,990,595

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

The components of vehicle Floor Plan payables at December 31 are as follows:

	2020	2019
Vehicle Floor Plan payable - trade	$18,516,327	$39,087,146
Vehicle Floor Plan payable – non-trade	50,017,352	123,888,784
Vehicle Floor Plan payable	$68,533,679	$162,975,930

Vehicle Floor Plan payable - trade reflects amounts borrowed to finance the purchase of specific new and, to a lesser extent, used vehicle inventories with the corresponding manufacturers’ captive finance subsidiaries (“trade lenders”). Vehicle Floor Plan payable-non-trade represents amounts borrowed to finance the purchase of specific new and, to a lesser extent, used vehicle inventories with non-trade lenders, as well as amounts borrowed under RideNow’s secured used vehicle Floor Plan facilities. Changes in vehicle Floor Plan payable- trade are reported as operating cash flows and changes in vehicle Floor Plan payable-non-trade are reported as financing cash flows in the accompanying Combined Statements of Cash Flows.

RideNow’s inventory costs are generally reduced by manufacturer holdbacks, incentives, Floor Plan assistance, and non-reimbursement-based manufacturer advertising rebates, while the related vehicle Floor Plan payables are reflective of the gross cost of the vehicle. The vehicle Floor Plan payables, as shown in the above table, will generally also be higher than the inventory cost due to the timing of the sale of a vehicle and payment of the related liability. Vehicle Floor Plan facilities are due on demand, but in the case of new vehicle inventories, are generally paid within several business days after the related vehicles are sold. Vehicle Floor Plan facilities are primarily collateralized by vehicle inventories and related receivables.

NOTE 6	PROPERTY AND EQUIPMENT, NET

The following table summarizes property and equipment, net of accumulated depreciation and amortization as of December 31:

	2020	2019
Equipment	$4,231,451	$5,084,165
Furniture and fixtures	19,307,497	18,422,739
Buildings	13,522,538	13,146,907
Vehicles	4,191,156	4,190,082
Leasehold improvements	10,296,570	9,907,006
Construction in progress	26,183	102,831
Total property and equipment	51,575,395	50,853,730
Less: Accumulated depreciation	(27,870,165)	(27,754,414)
Property and equipment, net	$23,705,230	$23,099,316

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was approximately $4,088,000 and $3,753,000, respectively.

NOTE 7	GOODWILL AND INTANGIBLE ASSETS, NET

RideNow’s acquisitions have resulted in the recording of goodwill and other intangible assets. Goodwill is an asset representing operational synergies, franchise rights and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Other intangible assets represent non-compete agreements entered into with sellers from the acquired businesses and are not significant to the combined financial statements.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

The changes in goodwill for the years ended December 31, 2020 and 2019 are as follows:

Goodwill
Balance at December 31, 2018	$51,088,384
Acquisitions	3,900,000
Impairments	-
Balance at December 31, 2019	54,988,384
Acquisitions	305,838
Impairments	-
Balance at December 31, 2020	$55,294,222

NOTE 8	LINE OF CREDIT

RideNow has a $19,000,000 revolving line of credit established at a bank. RideNow participates in the line of credit with certain affiliates. Interest is payable monthly at the lesser of the prime rate (3.25% and 4.75% at December 31, 2020 and 2019, respectively) or LIBOR plus 2.75% (2.98% and 4.98% at December 31, 2020 and 2019, respectively). The line of credit is secured by substantially all of the assets of the participating affiliates. The line of credit has been amended and renewed multiple times under similar terms since its inception and has a maturity date of January 15, 2022. The outstanding balance on the line of credit was $-0- and $18,000,000 at December 31, 2020 and 2019, respectively.

NOTE 9	NOTES PAYABLE

The following consist of a note payable to a bank and other third-parties as of December 31:

	2020	2019
Northern Trust Bank term loan agreement that requires monthly principal payments of approximately $190,500 and accrues interest at the one-month LIBOR plus 2.0%. This loan is guaranteed by the owners of CMG Powersports, Inc. and matures July 1, 2021.	$5,714,286	$8,000,000
Unsecured note payable to P&D Motorcycles in the original amount of $1,724,000 with an interest rate of 4% and note payable matures on July 1, 2022	1,248,740	1,351,897
PPP Loans dated April 6, 2020. Payments of principal and interest were deferred until August 6, 2021, at which time the Companies will make equal payments of principal and interest through maturity, which is April 6, 2026.	19,039,229	-
	26,002,255	9,351,897
Less: Current maturities	(8,093,444)	(2,495,170)
Long-term maturities of note payables - bank	$17,908,811	$6,856,727

The future maturities of long-term note payables to other as of December 31, 2020:

2021	$8,093,444
2022	5,286,583
2023	5,852,725
2024	5,077,128
2025	1,692,375
Total of long-term notes payable - other	$26,002,255

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Note Payable to Northern Trust Bank

RideNow is a collective borrower to a $16,000,000 term loan agreement with Northern Trust Bank held by CMG Powersports, Inc. The term loan agreement requires monthly principal payments of approximately $190,500 and accrues interest at the one-month LIBOR plus 2.0%. This loan is guaranteed by the owners of CMG Powersports, Inc. The term loan includes required covenants to be met. Management believes RideNow is in compliance with these covenants as of and for the years ended December 31, 2020 and 2019. For the years ended December 31, 2020 and 2019 interest expense was $277,470 and $377,855, respectively.

Note Payable to P&D Motorcycles

On June 28, 2017 TC Motorcycles, LLC “DBA–RideNow Powersports Jacksonville” (the buyer) entered into a promissory note with P&D Motorcycles (the seller) as part of an acquisition. The original principal sum was $1,724,000 accruing interest at 4% including 59 monthly payments of $17,454 with final balloon payment due July 1, 2022

PPP Loan

On April 6, 2020, RideNow entered into loan agreements and related promissory notes (the “SBA Loan Documents”) to receive U.S. Small Business Administration Loans (the “SBA Loans”) pursuant to the Paycheck Protection Program (the “PPP”) established under the CARES Act, in the aggregate amount of $19,039,229 (the “Loan Proceeds”). The Companies received the Loan Proceeds on April 6, 2020, and under the SBA Loan Documents, the SBA Loans had an initial maturity date of April 5, 2022 and an annual interest rate of 0.98%. Payment of principal and interest, to be paid monthly, on the PPP Loans can be prepaid by the Companies at any time and was originally deferred through October 5, 2020. On October 7, 2020, the Small Business Administration published guidance of its interpretation of the CARES ACT and of the Paycheck Protection Program Interim Final Rules that indicates, pursuant to the PPP Flexibility Act of 2020, the deferral period for borrower payments of principal, interest and fees on all PPP was extended 10 months after the borrower’s loan forgiveness period. Additionally, the SBA lender agreed to extend the maturity pursuant to the Interim Final Rules. As a result, monthly equal payments of principal and interest will begin August 6, 2021, with the last payment due April 6, 2025.

NOTE 10	LEASES

General description

The significant majority of leases that RideNow enters into are for real estate. RideNow leases numerous facilities relating to RideNow’s operations, including primarily for vehicle showrooms, display lots, service facilities, collision repair centers, supply facilities, vehicle storage lots, parking lots, offices, and RideNow’s corporate headquarters. Leases for real property have terms ranging from one to twenty-five years. RideNow also leases various types of equipment, including security cameras, diagnostic equipment, copiers, key-cutting machines, and postage machines, among others. Equipment leases generally have terms ranging from one to five years.

RideNow’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. RideNow does not have any significant leases that have not yet commenced but that create significant rights and obligations for us. RideNow has elected the practical expedient under ASC Topic 842 to not separate lease and non-lease components for the following classes of underlying assets: real estate, office equipment, service loaner vehicles, and marketing-related assets (e.g., billboards).

RideNow’s real estate and equipment leases often require that RideNow pay maintenance in addition to rent. Additionally, RideNow’s real estate leases generally require payment of real estate taxes and insurance. Maintenance, real estate taxes, and insurance payments are generally variable and based on actual costs incurred by the lessor. Therefore, these amounts are not included in the consideration of the contract when determining the right-of-use (“ROU”) asset and lease liability but are reflected as variable lease expenses for those classes of underlying assets for which RideNow has elected the practical expedient to not separate lease and non-lease components. Leases with an initial term of 12 months or less are not recorded on the balance sheet; RideNow recognizes lease expense for these leases on a straight-line basis over the lease term. RideNow rents or subleases certain real estate to third parties, which are primarily operating leases.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Variable lease payments

A majority of RideNow’s lease agreements include fixed rental payments. Certain of RideNow’s lease agreements include fixed rental payments that are adjusted periodically for changes in the Consumer Price Index (“CPI”). Payments based on a change in an index, or a rate are not considered in the determination of lease payments for purposes of measuring the related lease liability. While lease liabilities are not remeasured because of changes to the CPI, changes to the CPI are treated as variable lease payments and recognized in the period in which the obligation for those payments are incurred.

Options to extend or terminate leases

Most of RideNow’s real estate leases include one or more options to renew, with renewal terms that can extend the lease term from one to five years or more. The exercise of lease renewal options is at RideNow’s sole discretion. If it is reasonably certain that RideNow will exercise such options, the periods covered by such options are included in the lease term and are recognized as part of RideNow’s ROU assets and lease liabilities. Certain leases also include options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term unless there is a transfer of title or purchase option reasonably certain of exercise.

Discount rate

For the incremental borrowing rate, RideNow generally uses a portfolio approach to determine the discount rate for leases with similar characteristics. RideNow determines discount rates based on current market prices of instruments similar to RideNow’s unsecured borrowings with maturities that align with the relevant lease term, and such rates are then adjusted for RideNow’s credit spread and the effects of full collateralization.

Balance Sheet Presentation

The following consist of leases related assets and liabilities as of December 31:

Leases	Classification	2020	2019
Assets:
Operating	Operating lease assets	$71,280,471	$59,845,283
Finance	Property and Equipment, net	12,336,146	10,805,089
Total right-of-use assets		$83,616,617	$70,650,372

Liabilities
Current
Operating	Current portion of operating lease liabilities	$15,755,805	$14,693,192
Finance	Current portion of finance lease liabilities	3,967,670	3,163,199

Non-Current
Operating	Long-term portion of operating lease liabilities	57,473,929	47,244,420
Financing	Long-term portion of finance lease liabilities	14,642,774	13,464,666
Total lease liabilities		$91,840,178	$78,565,477

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Lease Term and Discount Rate

The following consists of the lease terms and discount rates as of December 31:

	2020	2019
Weighted Average Lease Term - Operating Leases	6.4 years	5.9 years
Weighted Average Lease Term - Finance Leases	10.0 years	9.6 years
Weighted Average Discount Rate - Operating Leases	3.0%	3.0%
Weighted Average Discount Rate - Finance Leases	24.2%	18.1%

Lease Costs

The following table provides certain information related to the lease costs for finance and operating leases for the years ended December 31:

Lease Cost	Classification	2020	2019
Operating lease costs	Selling, general and administrative expenses	$16,319,257	$14,995,468

Finance lease costs:
Amortization of ROU assets	Depreciation and Amortization	1,170,909	1,170,909
Interest on lease liabilities	Floor plan interest and other interest expense	2,714,108	2,810,138

*Variable lease costs	Selling, general and administrative expenses	4,814,249	1,067,513
		$25,018,523	$20,044,028

*	Variable Lease Cost includes the following:
-	Short term lease costs, which are immaterial.
-	Sales tax, CAM charges, and CPI adjustments.

Supplemental Cash Flow Information

The following table presents supplemental cash flow information for leases for the year ended December 31:

	2020	2019
Cash paid for amounts included in the measurements of lease liabilities:
Operating cash flows from operating leases	$16,433,493	$15,342,746
Operating cash flows from finance leases	$2,714,108	$2,810,138
Financing cash flows from finance leases	$719,386	$566,024
Right-of-use assets obtained in exchange for new:
Operating lease liabilities	$15,211,272	$22,482,942
Finance lease liabilities	$2,701,966	$-
Non-cash reduction in right-of-use assets and lease liabilities from modification to operating leases:	$11,768,897	$-

RideNow leases facilities under operating leases expiring through January 2029. The leases require varying monthly payments ranging from $3,900 to $79,000.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Future minimum payments under these commitments as of December 31, 2020 are as follows:

	Operating Leases	Finance Leases
Year Ending December 31,
2021	$15,755,805	$4,059,496
2022	14,967,869	4,393,205
2023	13,270,537	4,454,856
2024	11,435,302	4,511,215
2025	7,354,293	4,567,841
Thereafter	17,401,262	28,036,897
Total lease payments	80,185,068	50,023,509
Less: Interest	(6,955,334)	(31,413,067)
Present value of lease liabilities	$73,229,734	$18,610,443

Current portion of lease liabilities	$15,755,805	$4,059,496
Long-term portion of lease liabilities	57,473,929	14,550,947
	$73,229,734	$18,610,443

Lease expense charged to operations was $16,319,257 and $14,995,468 for the years ended December 31, 2020 and 2019, respectively.

NOTE 11	RELATED PARTY TRANSACTIONS

Due from (to) related parties consist of the following balances as of December 31,

	2020	2019
Accounts receivable-related parties	$84,535,861	$34,211,546
Notes receivable – related parties	1,264,425	1,184,043
Total balances due from related parties	$85,800,286	$35,395,589

Accounts payable – related parties	$27,615,211	$19,080,916
Notes payable – related parties	7,411,322	14,069,533
Total balances due to related parties	$35,026,533	$33,150,449

Accounts Receivable and Payables

Receivables Due from Related Parties

	2020	2019
Cash sweep receivables	$84,478,128	$28,555,340
Other receivables due from related parties	57,733	5,656,206
Total receivables due from related parties	$84,535,861	$34,211,546

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

Cash Sweep Account Receivables/Payables

RideNow is a participant in a Cash Sweep Account arrangement with a bank and its affiliates. The Cash Sweep Account combines the cash balances of all the participating affiliates and invests excess cash on a daily basis. Interest is paid to each participant based on the average cash balance in the Cash Sweep account over the course of the year. Any participant that develops an overdraft cash balance is charged interest. For the years ended December 31, 2020 and 2019, the Cash Sweep Account was earning interest at 1.10% and 3.11%, respectively, and for overdraft balances, the interest charged was 3.25% and 3.50%, respectively.

Cash Sweep Accounts:	2020	2019
Related party receivable	$84,478,128	$28,555,340
Related party payable	(27,956,598)	(14,087,220)
Net Cash Sweep Account Balance	$56,521,530	$14,468,120

Payables Due to Related Parties

	2020	2019
Cash sweep payables	$27,956,598	$14,087,220
Other payables due to related parties	(341,387)	4,993,696
Total payables due to related parties	$27,615,211	$19,080,916

Notes payable – Related Parties

The following table summarizes the notes payable to related parties as of December 31:

	2020	2019
Various unsecured notes payable to Steele IV, LLLP, a related party through common ownership; monthly principal payments range from $10,000 to $20,000; interest accruing at rates ranging from LIBOR + 1.3% to LIBOR + 2.0%	$3,000,000	$5,744,265
Various unsecured notes payable to RideNow Management, LLLP, a related party through common ownership; monthly principal payments ranging from $7,000 to $13,500; interest accruing at rates ranging from LIBOR + 0.6% to LIBOR + 1.3%.	1,411,322	3,277,639
Various unsecured notes payable to Denex, LLLP, a related party through common ownership; monthly principal payments ranging from $10,000 to $20,000 interest accruing at rates ranging from LIBOR + 0.5% to LIBOR + 2.0%.	3,000,000	5,047,629
Total	7,411,322	14,069,533
Less: Current maturities	(504,000)	(6,569,584)
Long-term maturities due to related party	$6,907,322	$7,499,949

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

The future maturities of long-term note payables to related parties as of December 31, 2020:

2021	$504,000
2022	504,000
2023	6,403,322
Total maturities of long-term notes payable – related parties	$7,411,322

Related Party Leases

Included in the leases discussed above in Note 10 are leases for twenty-five (25) locations which are owned by the owners of RideNow or their affiliates. Lease expense charged to operations in connection with these related party leases was $10,126,669 and $8,715,266 for the years ended December 31, 2020 and 2019, respectively.

The following table provides the future minimum lease payments under these commitments, as presented above, scheduled in connection with related party are as follows:

Maturity of Related Party Lease Liabilities	2020
2020	$13,208,380
2021	13,129,530
2022	12,415,862
2023	11,860,080
2024	9,577,251
Thereafter	41,387,884
Total lease payments	101,578,987
Less: Interest	(35,522,714)
Present value of lease liabilities	$66,056,273

Shared Services

RideNow receives administrative support from RideNow Management, LLLP and Coulter Management Group, LLLP, which are related parties due to common ownership. Total administrative services received from these entities and charged to operations were $731,089 and $450,454 for the years ending December 31, 2020 and 2019, respectively.

NOTE 12	SUPPLEMENTAL CASH FLOW INFORMATION

The following table includes supplemental cash flow information, including noncash investing and financing activity for the years ended December 31,

	2020	2019
Cash paid for interest	$6,628,351	$10,102,590
Non-cash activities:
Non-cash issuance of noncontrolling interest	-	$125,000
Non-cash purchase of noncontrolling interest and release of related party receivable	-	$634,552
Non-cash equity contributions	$223,389	$613,964

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

NOTE 13	RETIREMENT PLAN

RideNow maintains a 401(k) plan (the Plan) covering substantially all employees who are over the age of 21 and meet specified service requirements. Participants may voluntarily contribute to the Plan, not to exceed the maximum limits imposed by the Internal Revenue Service regulations. Contributions to the Plan are made by the participants to their individual accounts through payroll withholding. Additionally, RideNow provides a matching contribution of 25% up to the first 6% of participants’ annual earnings with a maximum of $2,000 annually. RideNow’s contribution to the Plan was $563,624 and $613,270 for the years ended December 31, 2020 and 2019, respectively.

NOTE 14	CONTINGENCIES

From time to time, RideNow is contingently liable in respect to lawsuits and claims incidental to the ordinary course of its operations. Management has determined that the outcome of any such matters will not have a material effect on the Combined Financial Statements. No provision has been made in the accompanying Combined Financial Statements for losses, if any, that might result from the ultimate outcome of such matters.

Coronavirus Pandemic (COVID-19)

Subsequent to year-end, the World Health Organization declared the spread of Coronavirus Disease (COVID- 19) a worldwide pandemic. The COVID-19 pandemic is having significant effects on global markets, supply chains, businesses, and communities. Specific to RideNow, COVID-19 may impact various parts of its 2020 operations and financial results. Management believes RideNow is taking appropriate actions to mitigate the negative impact. However, the full impact of COVID-19 is unknown and cannot be reasonably estimated at December 31, 2020 and 2019.

NOTE 15	BUSINESS AND CREDIT CONCENTRATIONS

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash on deposit with financial institutions. At times, amounts invested with financial institutions exceed Federal Deposit Insurance Corporation insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to receivables from powersports manufacturers or distributors which RideNow holds franchises, totaling approximately $6,624,000 and $6,828,000 at December 31, 2020 and 2019, respectively.

RideNow is subject to a concentration of risk in the event of financial distress or other adverse events related to any of the manufacturers whose franchised dealerships are included in RideNow’s brand portfolio. RideNow purchases new vehicle inventory from various powersports manufacturers at the prevailing prices available to all franchised dealerships. In addition, RideNow finances a substantial portion of its new vehicle inventory with manufacturer-affiliated finance companies. RideNow’s results of operations could be adversely affected by the manufacturers’ inability to supply RideNow dealerships with an adequate supply of new vehicle inventory and related floor plan financing. RideNow also has concentrations of risk related to the geographic markets in which RideNow dealerships operate. Changes in overall economic, retail powersports or regulatory environments in one or more of these markets could adversely impact the results of RideNow’s operations.

Concentrations of credit risk with respect to non-manufacturer trade receivables are limited due to the wide variety of customers and markets in which RideNow’s products are sold as well as their dispersion across many different geographic areas in the United States. Consequently, at December 31, 2020, RideNow does not consider itself to have any significant non-manufacturer concentrations of credit risk.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

NOTE 16	FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of judgment, and therefore cannot be determined with precision.

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities

Level 2 Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or model-derived valuations or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following methods and assumptions were used by us in estimating fair value disclosures for financial instruments:

●	Cash and cash equivalents, receivables, other current assets, vehicle Floor Plan payable, accounts payable, other current liabilities, and variable rate debt: The amounts reported in the accompanying Combined Balance Sheets approximate fair value due to their short-term nature or the existence of variable interest rates that approximate prevailing market rates.

●	Fixed rate long-term debt: RideNow’s fixed rate long-term debt consists primarily of amounts outstanding under its senior unsecured notes. The amounts reported in the accompanying Combined Balance Sheets approximate fair value due to its senior unsecured notes using quoted prices for the identical liability (Level 1).

Nonfinancial assets such as goodwill, other intangible assets, and long-lived assets held and used are measured at fair value when there is an indicator of impairment and recorded at fair value only when impairment is recognized or for a business combination. The fair values less costs to sell of long-lived assets or disposal groups held for sale are assessed each reporting period they remain classified as held for sale. Subsequent changes in the held for sale long-lived asset’s or disposal group’s fair value less cost to sell (increase or decrease) are reported as an adjustment to its carrying amount, except that the adjusted carrying amount cannot exceed the carrying amount of the long-lived asset or disposal group at the time it was initially classified as held for sale.

NOTE 17	SEGMENT INFORMATION

As of December 31, 2020, and 2019, RideNow had two operating segments: (1) Harley-Davidson motor sports dealerships and (2) Metric motor sports dealerships (representing all Non-Harley-Davidson motor sports dealerships). RideNow’s Harley-Davidson dealership segment is comprised of retail franchises that sell new and used motorcycles and related accessories, riding gear and apparel, replacement parts, equipment repair and maintenance services, and also arrange for the delivery of finance and insurance products through third party providers. RideNow’s Metric dealerships segment is comprised of retail franchises that sell new and used motorcycles (non-Harley-Davidson) and other motor sports equipment, including all-terrain vehicles, utility terrain vehicles, boats, personal watercraft, snowmobiles and scooters from manufacturers such as Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph. Additionally, dealerships in RideNow’s Metric segment sell related products and services, including repair and maintenance services and also arrange for the delivery of finance and insurance products through third party providers.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

RideNow has determined that the operating segments also represent the reportable segments. The reportable segments identified above are the business activities of RideNow for which discrete financial information is available and for which operating results are regularly reviewed by the chief operating decision maker to assess operating performance and allocate resources. RideNow’s chief operating decision maker is comprised of its two owners, who are also RideNow’s (1) Chairman of the Board and (2) Chief Executive Officer.

The following tables provide reportable segment revenue, gross profit, Floor Plan interest expense, segment income and inventories:

	2020
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
Revenue	$226,652,843	$672,237,556	$898,890,399

Gross Profit	$67,432,653	$188,788,118	$256,220,771
Gross profit %	29.9%	28.1%	28.6%

Floor Plan interest expense	$930,726	$2,121,204	$3,051,930
Segment income%	0.4%	0.3%	0.3%

Segment income (1)	$17,990,848	$76,570,039	$94,560,887
Segment income %	8.0%	11.4%	10.5%

Inventories	$22,366,902	$87,382,619	$109,749,521

	2019
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
Revenue	$220,621,113	$515,619,607	$736,240,720

Gross Profit	$60,788,862	$120,760,582	$181,549,444
Gross profit %	27.6%	23.4%	24.7%

Floor Plan interest expense	$1,017,392	$4,511,024	$5,528,416
Segment income%	0.5%	0.9%	0.8%

Segment income (1)	$11,623,250	$23,223,398	$34,846,648
Segment income %	5.3%	4.5%	4.7%

Inventories	$53,477,090	$163,513,505	$216,990,595

(1)	Segment income represents income for each reportable segment and is defined as income from operations less Floor Plan interest expense, which is the measure by which management allocates resources to its segments.

RideNow Group and Affiliates

Notes to Combined Financial Statements

December 31, 2020 and 2019

The following is a reconciliation of the total of the reportable segments’ segment income to the combined net income:

	2020	2019
Reportable segment income	$94,560,887	$34,846,648
Corporate operating income/expense	-	219,553
Other interest expense	(3,904,879)	(4,551,687)
Interest income	840,454	986,756
Miscellaneous income	1,126,614	1,215,627
Combined net income	$92, 623,076	$32,716,897

The following tables provide revenue by products and services:

	2020
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
New vehicles	$71,867,922	$443,956,052	$515,823,974
Used vehicles	82,031,841	64,293,419	146,325,260
Service, parts and other	56,951,705	107,944,239	164,895,944
Finance and insurance income	15,801,375	56,043,846	71,845,221
	$226,652,843	$672,237,556	$898,890,399

	2019
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
New vehicles	$79,738,881	$317,978,998	$397,717,879
Used vehicles	68,871,728	63,933,304	132,805,032
Service, parts and other	57,515,708	94,333,391	151,849,099
Finance and insurance income	14,494,796	39,373,914	53,868,710
	$220,621,113	$515,619,607	$736,240,720

NOTE 18	SUBSEQUENT EVENTS

RideNow Transaction

On March 12, 2021, RumbleOn, Inc. announced a definitive agreement to combine with RideNow Group to create the only omnichannel customer experience in powersports and the largest publicly traded powersports dealership platform (the “RideNow Transaction”). Under the terms of the definitive agreement, RumbleOn will combine with up to 46 entities operating under the RideNow brand for a total consideration of up to $575.4 million, consisting of $400.4 million of cash and approximately 5.8 million shares of RumbleOn Class B Common Stock. RumbleOn will finance the cash consideration through a combination of up to $280.0 million of debt and the remainder through the issuance of new equity. RumbleOn has entered into a commitment letter with Oaktree Capital Management, L.P. ( “Oaktree”) to provide for the debt financing, subject to certain conditions (the “Oaktree Financing”). The number of shares to be issued to RideNow is subject to increase as described in the definitive agreement. The RideNow Transaction is subject to successful completion of the debt and equity financing, RumbleOn stockholder approval, manufacturer approval, other federal and state regulatory approvals, and other customary closing conditions as described in the definitive agreement. We expect to close the RideNow Transaction during the second or third quarter of 2021.

Business Combinations

On March 16, 2021, RideNow entered into a management agreement on a business with Beach Boulevard Motorsports 2015, LLC, a Florida  dealership to take over daily operations effective April 1, 2021.  Commensurate with the management agreement RideNow entered into an asset purchase agreement and are working towards closing the transaction within the next 60-90 days.  The purchase price consists of Fixed Assets $250,000, Goodwill $3,725,000, Non-Competition $25,000 and agreed upon values for all inventories including parts, accessories, work-in-process, new and used vehicles and assumption of certain liabilities.  The target dealership fits in nicely to the RideNow Sunbelt growth strategy adding to its successful fleet of dealerships located in Florida.  The target dealership currently carries the following powersports and marine brands:  Yamaha, Suzuki, KTM, Zero Motorcycles, Ranger Boats, Yamaha Jet Boats, and Tide Water Boats.